Exhibit 3c
ARTICLES OF AMENDMENT
OF
WINNEBAGO INDUSTRIES, INC.
To the Secretary of State of the State of Iowa:
Pursuant to Section 1006 of the Iowa Business Corporation Act, the undersigned corporation adopts the following amendment to the corporation’s articles of incorporation.
1.    The name of the corporation is Winnebago Industries, Inc.
2.    Article IV of the Articles of Incorporation of Winnebago Industries, Inc., as previously amended and restated, is further amended to read and restated to read as follows:
Article IV
The total number of shares of stock which the Corporation shall have authority to issue is: one hundred thirty million (130,000,000), of which one hundred twenty million (120,000,000) shall be shares of Common Stock, $.50 par value, and ten million (10,000,000) shall be shares of Preferred Stock, $.01 par value (“Series Preference Stock”).
A statement of the designations and the powers, preferences and rights of such classes of stock and the qualifications, limitations or restrictions thereof, the fixing of which by the Articles of Incorporation is desired, and the authority of the Board of Directors to fix, by resolution or resolutions, the designations and the powers, preferences and rights of such classes of stock or the qualifications, limitations or restrictions thereof, which are not fixed hereby, are as follows:
A.    Provisions Applicable to All Series of Series Preference Stock.
(1)    Shares of Series Preference Stock may be issued from time to time in one or more series. The voting powers, designations, preferences, limitations and relative rights of each series may differ from those of any and all other series already outstanding; the terms of each series shall be specified in the resolution or resolutions hereinafter referred to; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Series Preference Stock, the voting powers, designations, preferences, limitations and relative rights of each series, including, but without limiting the generality of the foregoing, the following:
(a)    The rate and times at which, and the terms and conditions on which, dividends on the Series Preference Stock of such series shall be paid;
(b)    The right, if any, of holders of Series Preference Stock of such series to convert the same into, or exchange the same for, other classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

(c)    The redemption price or prices and the time at which, and the terms and conditions on which, Series Preference Stock of such series may be redeemed;
(d)    The rights of the holders of Series Preference Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation;
(e)    The voting power, if any, of the Series Preference Stock of such series; and
(f)    The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Series Preference Stock of such series.
(2)    All shares of each series shall be identical in all respects to the other shares of such Series. The rights of the Common Stock of the Corporation shall be subject to the preferences and relative participating, optional and other special rights of the Series Preference Stock of each series as fixed herein and from time to time by the Board of Directors as aforesaid.
B.    Provisions Applicable to Common Stock.
(1)    After the requirements with respect to preferential dividends upon the Series Preference Stock of all classes and series thereof shall have been met and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or redemption or purchase account for the benefit of any class or series thereof, then, and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.
(2)    After distribution in full of the preferential amounts to be distributed to the holders of all classes and series thereof of Series Preference Stock then outstanding in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and subject any additional or special rights of the Series Preference Stock as to the remaining assets of the Corporation for distribution, the holders of the Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares of Common Stock held by them respectively.
(3)    Each holder of Common Stock shall have one vote in respect of each share of such stock held by such holder.
3.    The date of adoption of the amendment to Article IV was December 17, 2020.
4.    The amendment to Article IV was approved by the Corporation’s shareholders.

The effective date and time of this document is the time of filing on the date it is filed.
WINNEBAGO INDUSTRIES, INC.

By:/s/ Stacy L. Bogart
    Stacy L. Bogart
Senior Vice President, General Counsel, Secretary and Corporate Responsibility

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